Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of September 17, 2008, is between Lipid Sciences, Inc., a Delaware corporation (the “Company”), and Jo-Ann Maltais, Ph.D. (“Executive”), who agree as follows.  The Company and Executive are hereinafter collectively referred to as the “Parties,” and may individually be referred to as a “Party.”

RECITALS

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated as of August 25, 2000 (the “Existing Employment Agreement”), which governs the terms and conditions of Executive’s compensation and employment relationship with the Company, and Executive has been employed continuously since then; and

WHEREAS, the Parties wish to revise and amend the Existing Employment Agreement and to have this Agreement replace and supersede in its entirety the Existing Employment Agreement.

NOW, THEREFORE, for good and sufficient consideration, the Parties agree as follows:

AGREEMENT

1.                                       Employment.

1.1                                 The Company will continue to employ Executive, and Executive hereby accepts such continued employment by the Company, upon the terms and conditions set forth in this Agreement, commencing effective as of August 25, 2008 except as otherwise provided herein (the “Effective Date”), and continuing until August 24, 2009 (the “Initial Term”); provided, however, that immediately prior to the expiration of the Initial Term, and on each anniversary thereafter (the date immediately prior to expiration of the Initial Term and each subsequent anniversary, a “Renewal Date”), the term of Executive’s employment under this Agreement will be extended automatically until the following subsequent anniversary unless either party elects not to renew this Agreement by serving notice of such intention not to renew on the other party at least ninety days prior to the expiration of a Renewal Date (the period commencing on the Effective Date and ending on expiration of the Initial Term or such later date to which the term of the Employee’s employment under this Agreement will have been extended, the “Term”).

1.2                                 Executive will continue to serve as Vice President Scientific Affairs.  Executive will report to the President/CEO.

1.3                                 Executive will do and perform all services, acts or things necessary or advisable to manage and conduct the Scientific Affairs of the Company, provided, however, that at all times during her employment Executive will be subject to the direction of the President/CEO.  Executive’s duties will include, but not be limited to, participation in the creation and management of (1) the overall strategy of the Company’s product development plan, (2) it’s clinical application platforms, (3) the external product development process with outside vendors, (4) the Company’s training programs, as well as the preparation of the annual budget for her department, and assist in the Company’s areas of new business development, regulatory affairs and clinical programs.

1.4                                 Unless the Parties otherwise agree in writing, prior to Executive’s termination in accordance with this Agreement, Executive will perform the services she is required to perform in accordance with the terms of this Agreement, reporting to the Company’s offices and the President/CEO.

2.                                       Loyal and Conscientious Performance; Noncompetition.

2.1                                 During her employment by the Company, Executive will devote her full business employment, interest, abilities and productive time to the proper and efficient performance of her duties under this Agreement.  Executive may not be employed by another company or receive compensation for employment from any other sources.

2.2                                 During her employment by the Company, Executive may not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products that are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

3.                                       Compensation of Executive.

3.1                                 Effective as of January 1, 2008, the Company will pay Executive a base salary of Two Hundred Thousand Eight Hundred Dollars ($200,800) per year (the “Base Salary”), payable in accordance with the Company’s payroll practices as are in effect from time to time.  The Base Salary will be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2                                 Executive’s Base Salary may be changed from time to time by mutual agreement of Executive, the CEO and Board of Directors.

3.3                                 All of Executive’s compensation is subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4                                 Executive will, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees.

3.5                                 Executive’s performance will be reviewed by the CEO on a periodic basis (not less than once each fiscal year).  The CEO with approval of the Board may, in their sole discretion, award bonuses to Executive as will be appropriate or desirable based on Executive’s performance.

3.6                                 Executive is entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services, including expenses related to travel, entertainment, parking, and business meetings.  These expenses will be accounted for in accordance with the policies and procedures established by the Company.

4.                                       Termination: Either party may terminate this Agreement and Executive’s employment without cause, upon thirty (30) days written notice.  Upon termination, the Company will be released from any and all obligations under this Agreement, except in the event the Executive’s employment is involuntarily terminated by the Company for other than “good cause,” then Executive will resign from all positions with the Company and be entitled to (i) payment of her Base Salary accrued up to and including the date of such termination, (ii) payment of any unreimbursed expenses, and (iii) severance, subject to both Executive’s execution and delivery of a release in the form then deemed appropriate by the Company, and, if requested by the Company at the time of the termination, the Executive’s agreement to provide consulting services during the Severance Period (as hereinafter defined) for no additional compensation, of continuation of the Base Salary and benefits, at the rate in effect on the date of the termination, for a period of nine (9) months commencing on the date next following the date of the termination (the “Severance Period”).  However, if Executive obtains new full time employment during such nine (9) month period, any salary paid pursuant to such arrangement will be offset from amounts due under this Letter Agreement.  Executive’s obligations under Paragraph 5 of this Agreement will continue beyond her termination of employment.

5.                                       Confidential Information; Nonsolicitation.

5.1                                 Executive recognizes that her employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”).  Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during her employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company; provided, however, that Executive may disclose Confidential Information in the best interest of the Company with properly executed Company confidentiality or secrecy agreements with the third party.  Executive agrees to abide by her continuing obligations under both the Employee Confidential Information and Inventions Agreement dated August 25, 2000 and the Confidential Disclosure Agreement dated as of July 31, 2000, between Executive and the Company (the “Confidential Information Agreements”).

5.2                                 While employed by the Company and for one (1) year thereafter, in order to protect the Confidential Information from unauthorized use, Executive may not, either directly or through others, (i) solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company’s customer, vendor or distributor list.

6.                                       Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, or consolidation) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.                                       Assignment and Binding Effect.  This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement are assignable by Executive.  This Agreement is binding on and inures to the benefit of the Company and its successors, assigns and legal representatives.

8.                                       No Other Severance Benefits.  Except as specifically set forth in this Agreement, Executive covenants and agrees that she will not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under the Company’s regular severance policies, if any, in the event her employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein.  In consideration for the Company’s payment of the severance benefits set forth in this Agreement, Executive agrees to execute a Separation and Release Agreement which waives Executive’s right to file a lawsuit alleging breach of contract, discrimination and any tort claims.

9.                                       Notices.  All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement will be given in writing and will be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid.

10.                                 Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

11.                                 Integration.  This Agreement and the Confidential Information Agreements contain the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement and the Confidential Information Agreements, respectively, and supersede all prior oral and written employment agreements or arrangements between the Parties, including without limitation, the Existing Employment Agreement, except with respect to the obligations relating to the Confidential Information Agreements.

12.                                 Amendment.  This Agreement may not be amended or modified except by a written agreement signed by Executive and the Company.

13.                                 Waiver.  No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14.                                 Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

15.                                 Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement.  Executive has been encouraged, and has consulted with, her own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

16.                                 Representations and Warranties.  Executive represents and warrants that, to the best of Executive’s knowledge, she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will contribute one and the same instrument.

18.                                 Arbitration.  If any dispute arises regarding the application, interpretation, or enforcement of this Agreement, including fraud in the inducement, the dispute will be resolved by final and binding arbitration before one arbitrator at the Judicial Arbitration and Mediation Service in Pleasanton, California.  The decision of the arbitrator will be written, will state the essential findings and conclusions on which the award is based, and will be final and may not be appealed by either of the Parties.  Each party will have a reasonable opportunity to conduct adequate discovery and Executive will not be required to bear any type of expense that Executive would not be required to bear if Executive were bringing a lawsuit in place of arbitration.

19.                                 Attorneys’ Fees and Costs.  The prevailing party in any dispute arising out of this Agreement, will be entitled to reimbursement by the losing party of all of its or her attorneys’ fees and costs including, but not limited to, arbitrator’s fees and expert’s fees.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:	LIPID SCIENCES, INC.

	By:	/s/ S. Lewis Meyer, Ph.D.
S. Lewis Meyer, Ph.D.
President

EXECUTIVE:	By:	/s/ Jo-Ann B. Maltais, Ph.D.
Jo-Ann B. Maltais, Ph.D.